Exhibit 10.13

July 31, 2017

Jayme Mendal

Re:	Offer of Employment by EverQuote, Inc.

Dear Jayme,

I am very pleased to confirm my offer to you of employment with EverQuote, Inc. (the “Company”) in the position of Chief Revenue Officer, an exempt position. I look forward to your acceptance of this offer and would like you to begin with us on September 4, 2017. A summary of the terms of this offer and the benefits currently provided by the Company are as follows:

1. Salary. Your base salary will be $8,333.33 per semi-monthly pay period, which equates to $200,000 per year. You will also be eligible for a target bonus of $200,000, to be paid out quarterly, based on the achievement of agreed upon targets, including 30% annual revenue growth. The details of this plan will be finalized through mutual collaboration within your first 90 days of employment. In addition, you will be paid a sign-on bonus of $39,200.00, less deductions required by law. This amount will be subject to recapture should you voluntarily leave the Company prior to the 90-day anniversary of your start date.

2. Benefits. You will be eligible to participate in regular health insurance and other employee benefit plans established by the Company for its employees. EverQuote has an Open PTO (Paid Time Off) policy, in which each employee is afforded the flexibility to take vacation as necessary. We do not track or limit employee vacation times or sick days – take the time you need to operate at peak performance.

3. Stock Incentive. A recommendation will be submitted to the board of directors of the Company to grant you options to acquire 33,360 shares of common stock, with a strike price equal to the fair market value of the Company’s common stock on the day of the grant. The stock options will be subject to the terms of the Company’s Amended and Restated 2008 Stock Incentive Plan (the “Equity Plan”) and a stock option grant document. Vesting will occur over a four-year period with a one-year cliff (25% vested after 12 months with 2.083% vesting at the end of each month thereafter). Notwithstanding the foregoing, in the event that the Company closes a Series C financing transaction or there is a Sale Event (as defined in the Equity Plan), then the one-year cliff vesting shall not apply, and you shall vest monthly in your award starting on the first full month following your date of hire. In addition, upon a Sale Event you shall immediately accelerate in your vesting such that 50% of your then unvested shares shall accelerate and vest as of the Sale Event.

EverQuote, Inc., 210 Broadway, Cambridge, MA 02139

4. At Will Employment. While I look forward to a long and profitable relationship, should you decide to accept this offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause.

5. Acceptance. If you decide to accept our offer, please sign the enclosed copy of this letter in the space indicated and return it to me. This offer will expire at 5:00 PM on August 4, 2017. Before joining the Company you will be required to sign the Company’s Standard Agreement Regarding Inventions, Confidentiality and Non-competition. You will also be required to pass a standard background check. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

Sincerely,

/s/ Seth Birnbaum
Seth Birnbaum, CEO

I have read and understood the above information and the Company’s offer of employment as outlined above and hereby acknowledge, accept and agree to the terms as set forth above. I will begin employment on August 28, 2017. I confirm that, to the best of my knowledge and belief, there is no contractual obligation to any previous employer which would prevent me from giving my full efforts to the Company (other than and to the extent set forth herein) or prevent the Company from benefiting from and retaining exclusive rights to any ideas or products which I may develop during my employment by the Company. I also acknowledge that my employment relationship with the Company is considered to be employment-at-will and may be terminated by either the Company or me, with or without cause or notice.

By:	/s/ Jayme Mendal
Jayme Mendal

Date: July 31, 2017